Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces Fourth Quarter and

Full-Year 2015 Results

HOUSTON, February 24, 2016 – Memorial Production Partners LP (NASDAQ: MEMP) announced today its operating and financial results for the three and twelve months ended December 31, 2015.

Key Highlights:

■	Average daily production increased to 257 MMcfe for the fourth quarter 2015, compared to 254 MMcfe for the third quarter 2015.

■	Total lease operating expenses decreased 19% to $1.58 per Mcfe in the fourth quarter of 2015 compared to $1.94 per Mcfe in the third quarter of 2015.

■	Year-end proved reserves of 1.27 Tcfe of which approximately 43% were oil, 36% gas and 21% NGLs and 63% were classified as proved developed reserves.

■	Strong commodity hedge portfolio with 93% of current expected total production hedged in 2016, 76% in 2017, 69% in 2018 and 53% in 2019.

■	Mark-to-market hedge book value of approximately $805 million as of February 15, 2016. All of MEMP’s current hedges are costless, fixed price swaps.

■	Completed the acquisition of the remaining interests in its operated oil and gas producing properties offshore Southern California for approximately $101 million in November 2015.

■	Revolver availability of approximately $346 million at February 15, 2016.

“While 2015 presented a number of challenges across the industry, we are pleased with our fourth quarter results, which reflect our team’s focus on managing costs and maximizing operational and financial efficiencies,” said John A. Weinzierl, Chairman and CEO. “We recognized increased average daily production and Adjusted EBITDA, as well as lower operating costs – all exceeding our expectations – and we’ve seen substantial improvement from prior period results. Despite our strong quarter, we expect that 2016 will continue to be a challenge given the current outlook for commodity prices. As such, our approach will remain conservative and our priority will continue to be on improving operational efficiencies and building liquidity in this environment.”

“We expect to generate positive free cash flow based on our full-year 2016 guidance that was issued a few weeks ago, and as we move forward, we are focused on best positioning MEMP to continue driving value for our stakeholders,” said William J. “Bill” Scarff, President. “We are committed to the long-term prosperity of the partnership, and we believe that our people, assets and conservative management practices position us to survive this downturn.”

Review of Fourth Quarter 2015

■	Average daily production increased to 257 MMcfe for the fourth quarter 2015, compared to 254 MMcfe for the third quarter 2015.

■

Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $78.7 million in the fourth quarter of 2015, compared to $87.5 million in the third quarter of 2015. On an Mcfe basis, crude oil, natural gas and NGLs represented 27%, 55% and 18%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 51%, 37% and 12%, respectively, of total oil and natural gas revenues.

■	Average realized prices, excluding commodity derivatives settlements:

	Q4 2015	Q3 2015	% Increase/ (Decrease)
Oil (per Bbl)	$36.98	$41.90	(12)
Natural gas (per Mcf)	2.23	2.80	(20)
NGL (per Bbl)	13.82	13.84	(—)

Total per (Mcfe)	$3.33	$3.74	(11)

■	Averaged realized prices, including commodity derivatives settlements, were $6.50 per Mcfe in the fourth quarter of 2015, compared to $6.51 per Mcfe in the third quarter of 2015.

■

Adjusted EBITDA(1) increased 12% to $90.3 million for the fourth quarter of 2015 compared to $80.8 million for the third quarter of 2015. The increase was primarily due to portfolio wide cost reduction efforts.

■	Distributable cash flow(1) available to limited partners for the fourth quarter of 2015 was $34.9 million, compared to $27.4 million for the third quarter of 2015.

■

Total lease operating expenses decreased 19% to $1.58 per Mcfe in the fourth quarter of 2015 compared to $1.94 per Mcfe in the third quarter of 2015. The decrease was largely due to service provider rate reductions; reduced workover activity; workforce reductions; expansion of saltwater disposal systems in East Texas; and an insurance reimbursement.

■	Total gathering, processing and transportation fees were $0.34 per Mcfe in the fourth quarter of 2015 compared to $0.37 per Mcfe in the third quarter of 2015.

■	Taxes other than income were $0.26 per Mcfe in the fourth quarter of 2015 compared to $0.29 per Mcfe in the third quarter of 2015.

■

General and administrative expenses (“G&A”) were $13.9 million for both the fourth quarter of 2015 and the third quarter of 2015. The $13.9 million in the fourth quarter of 2015 included $2.9 million of unit-based compensation expense, compared to $3.0 million in the third quarter of 2015.

■

Gains of $133.9 million on commodity derivatives were recorded during the fourth quarter of 2015, which included $75.1 million of cash settlements received on expired positions. This compared to total gains of $244.9 million recorded during the third quarter of 2015, which included $64.5 million of cash settlements received on expired positions. Total hedged production in the fourth quarter of 2015 was 20.2 Bcfe, or 85% of fourth quarter production of 23.7 Bcfe, at an average hedge price of $7.52 per Mcfe.

■	Net interest expense was $26.7 million during the fourth quarter of 2015, including $2.3 million of non-cash amortization of deferred financing fees and accretion of senior notes discount.

■	Total capital expenditures, excluding acquisitions, on proved oil and gas properties for the fourth quarter of 2015 were $24.4 million.

Review of Full-Year 2015 Results

■

Average daily production increased 12% to 253 MMcfe for the full year of 2015, compared to 226 MMcfe for the full year of 2014. The increase was primarily due to drilling results in East Texas and increased volumes from third party acquisitions.

■

Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $355.4 million in 2015, compared to $561.7 million in 2014. On an Mcfe basis, crude oil, natural gas and NGLs represented 27%, 55% and 18%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 50%, 38% and 12%, respectively, of total oil and natural gas revenues.

■	Average realized prices, excluding commodity derivatives settlements:

Year Ended December 31,	2015	2014	% Increase/(Decrease)
Oil (per Bbl)	$43.48	$84.97	(49)
Natural gas (per Mcf)	2.65	4.39	(40)
NGL (per Bbl)	15.28	32.55	(53)

Total per (Mcfe)	$3.85	$6.81	(43)

■	Averaged realized prices, including commodity derivatives settlements, were $6.60 per Mcfe in 2015, compared to $6.97 per Mcfe in 2014.

■	Adjusted EBITDA(1) was $340.4 million for the full year of 2015 compared to $337.6 million for the full year of 2014.

■	Distributable cash flow(1) available to limited partners for the full year of 2015 was $125.2 million.

■

Total lease operating expenses were $1.82 per Mcfe in 2015 compared to $1.74 per Mcfe in 2014. The increase was primarily due to an increase in production from MEMP’s acquisition of oil properties in the third quarter of 2014, which generally incur higher lease operating expenses on a per unit basis than natural gas properties.

■	Total gathering, processing and transportation fees were $0.38 per Mcfe in 2015 compared to $0.39 per Mcfe in 2014.

■	Taxes other than income were $0.28 per Mcfe in 2015, compared to $0.40 per Mcfe in 2014. The decrease was primarily due to a decrease in commodity prices.

■

G&A was $56.7 million for 2015, compared to $49.1 million in 2014. The $56.7 million during 2015 included $10.8 million of non-cash compensation expense and $1.9 million of acquisition related costs compared to $7.9 million of non-cash compensation expense and $4.4 million of acquisition related costs in 2014.

■

Gains of $462.9 million on commodity derivatives were recorded during 2015, which included $254.0 million of cash settlements received on expired positions. This compared to total gains of $492.3 million recorded during 2014, which included $13.5 million of cash settlements received on expired positions. Total hedged production in 2015 was 77.6 Bcfe, or 84% of 2015 production of 92.3 Bcfe, at an average hedge price of $7.67 per Mcfe.

■

Non-cash impairment charges in 2015 were $616.8 million. The impairments were due to a downward revision of estimated proved reserves as a result of declining commodity prices related to certain proved oil and natural gas properties located in East Texas, South Texas, the Permian Basin, Wyoming and Colorado.

■	Net interest expense was $114.7 million during 2015, including $6.1 million of non-cash amortization of deferred financing fees and $2.4 million of accretion of net discount on senior notes.

■

Total capital expenditures, excluding acquisitions, on proved oil and gas properties for the full year 2015 were $214 million (including $4 million dedicated to leasehold). Total estimated maintenance capital expenditures for the full year were $107.4 million.

Reserves Update

As of December 31, 2015, MEMP’s estimated proved reserves were 1.27 Tcfe, a 24% decrease from proved reserves of 1.68 Tcfe in 2014. The year over year decrease is due to significant declines in commodity prices. The proved reserves commodity mix was 64% liquids (43% oil and 21% NGLs) and 36% natural gas. Approximately 63% of proved reserves were classified as proved developed with a proved reserve life of approximately 14 years.

Estimated Proved Reserves

	Oil (MBbl)	NGL (MBbl)	Gas (MMcf)	Total (MMcfe)
PDP	43,146	25,257	291,866	702,282
PDNP	7,671	5,058	19,281	95,654
PUD	40,128	13,080	150,379	469,635

Proved	90,945	43,395	461,526	1,267,571

Acquisitions Update

For the year ended December 31, 2015, MEMP closed approximately $179 million in acquisitions. These acquisitions added additional scale in MEMP’s core operating areas and included an asset swap with Memorial Resource Development Corp. in East Texas and the acquisition of the remaining interests in MEMP’s oil and gas properties offshore Southern California. At the time of the respective acquisitions, these transactions added approximately 319 Bcfe of proved reserves (42% liquids, 58% gas) and 33 MMcfe/d of average net daily production.

Financial Update

As of February 15, 2016, MEMP had total debt outstanding of approximately $2.0 billion, which included $1.2 billion of senior notes and $827 million under its revolving credit facility. The revolving credit facility had $346 million of available borrowing capacity (including $2.1 million in letters of credit). The next borrowing base redetermination is expected to be in the spring of 2016.

As of December 31, 2015, MEMP was in compliance with the financial covenants under its revolving credit facility. These covenants include an interest coverage ratio of 2.5x and a current ratio of 1.0x.

Fourth Quarter 2015 Cash Distribution

As announced on January 27, 2016, the board of directors of MEMP’s general partner declared a cash distribution of $0.10 per unit for the fourth quarter of 2015. This distribution represents an annualized rate of $0.40 per unit. The distribution was paid on February 12, 2016 to unitholders of record as of the close of business on February 5, 2016.

Annual Report on Form 10-K and Unitholders’ Schedule K-1

The financial results included in this press release are preliminary and subject to adjustments to MEMP’s final audited financial statements and related footnotes, which will be available in its 2015 Annual Report on Form 10-K. MEMP expects to file its Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”) no later than February 29, 2016. The Form 10-K will be available on MEMP’s website www.memorialpp.com under the Investor Relations section or the SEC’s website http://www.sec.gov.

Additionally, 2015 unitholder Schedule K-1 tax packages are expected to be available online via MEMP’s website at www.memorialpp.com by mid-March 2016. For additional information, unitholders may contact MEMP’s K-1 tax package support call center toll free at (844) 289-8098 between 8:00 a.m. and 5:00 p.m. Central Time Monday through Friday.

Conference Call

MEMP will host an investor conference call today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (844) 735-9435 at least 15 minutes before the call begins and providing the passcode 22826941. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website www.memorialpp.com or by dialing (855) 859-2056 and providing the passcode 22826941.

(1)Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about MEMP’s future capital expenditures (including the amount and nature thereof), expectations regarding cash flows, distributions and distribution rates, and expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated financial and operating results of MEMP, including as to production, lease operating expenses, hedging activities, commodity price realizations, capital expenditure levels and other guidance included in this presentation. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, the following risks and uncertainties: the uncertainty inherent in the development and production of oil and natural gas and in estimating reserves; risks associated with drilling activities; potential difficulties in the marketing of, and volatility in the prices for, oil, natural gas and natural gas liquids; competition in the oil and natural gas industry; potential failure or shortages of, or increased costs for, drilling and production equipment and supply materials for production; risks related to acquisitions, including MEMP’s ability to integrate acquired properties; risks related to MEMP’s ability to generate sufficient cash flow to pay distributions, to make payments on its debt obligations and to execute its business plan; MEMP’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing MEMP’s indebtedness or otherwise; and the risk that MEMP’s hedging strategy may be ineffective or may reduce its income. Please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of certain risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by these cautionary statements. MEMP has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Estimated Proved Reserves Related to Acquisitions

The estimates of reserves related to acquisitions in this press release were prepared by internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Please read MEMP’s filings with the SEC, including “Risk Factors” in MEMP’s Annual Report on Form 10-K, for a discussion of the risks and uncertainties involved in the process of estimating reserves. MEMP’s internal estimates of such proved reserves may not be indicative of or may differ materially from the year-end estimates of MEMP’s proved reserves prepared or audited by a third party as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative contracts; cash settlements received on commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts; cash settlements paid on commodity derivative instruments; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distributions on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Selected Operating and Financial Data (Tables)

Memorial Production Partners LP

Selected Financial Data – Unaudited

Statements of Operations Data

	For the Three Months Ended		For the Year Ended December 31, 2015
(Amounts in $000s, except per unit data)	12/31/2015	9/30/2015	2015	2014
Revenues:
Oil & natural gas sales	$78,733	$87,519	$355,422	$561,677
Pipeline tariff income and other	375	564	2,725	4,366

Total revenues	79,108	88,083	358,147	566,043

Costs and Expenses:
Lease operating	37,417	45,416	168,199	143,733
Gathering, processing & transportation	8,130	8,595	34,939	31,892
Exploration costs	54	2,141	2,317	2,750
Taxes other than income	6,219	6,896	25,828	33,141
Depreciation, depletion and amortization	44,957	53,305	195,814	185,955
Impairment of proved oil and natural gas properties	3,601	361,836	616,784	407,540
General and administrative	13,873	13,910	56,671	49,124
Accretion of asset retirement obligations	2,089	1,716	7,125	5,773
(Gain) loss on commodity derivative instruments	(133,946)	(244,888)	(462,890)	(492,254)
(Gain) loss on sale of properties	(2,998)	—	(2,998)	—
Other, net	278	—	(665)	(11)

Total costs and expenses	(20,326)	248,927	641,124	367,643

Operating income (loss)	99,434	(160,844)	(282,977)	198,400
Other Income (Expense):
Interest expense, net	(26,749)	(31,255)	(114,732)	(83,550)
Other income (expense)	(252)	11	43	(657)

Total other income (expense)	(27,001)	(31,244)	(114,689)	(84,207)

Income (loss) before income taxes	72,433	(192,088)	(397,666)	114,193
Income tax benefit (expense)	574	107	2,175	1,421

Net income (loss)	$73,007	$(191,981)	$(395,491)	$115,614
Net income (loss) attributable to previous owners	—	—	(2,268)	(2,465)
Net income (loss) attributable to noncontrolling interest	58	104	386	32

Net income (loss) attributable to all partners	$72,949	$(192,085)	$(393,609)	$118,047

Net income (loss) attributable to Memorial Production Partners LP	$72,949	$(192,085)	$(395,877)	$115,582
Allocation of Net Income (Loss) to:
Net income (loss) attributable to Memorial Production Partners LP	72,949	(192,085)	(395,877)	115,582
Net (income) loss attributable to previous owners	—	—	2,268	2,465
Net (income) loss allocated to general partner	(75)	174	327	(206)
Net (income) loss allocated to NGP IDRs	—	(27)	(83)	(88)

Limited partners’ interest in net income (loss)	$72,874	$(191,938)	$(393,365)	$117,753

Earnings per unit:
Basic and diluted earnings per limited partner unit	$0.88	$(2.31)	$(4.71)	$1.66

Cash distribution declared per unit	$0.10	$0.30	$1.50	$2.20

Weighted average number of limited partner units outstanding	82,922	82,973	83,528	70,859

Oil and natural gas revenue:
Oil sales	$40,127	$40,516	$177,711	$266,370
NGL sales	9,677	10,089	43,102	81,316
Natural gas sales	28,929	36,914	134,609	213,991

Total oil and natural gas revenue	$78,733	$87,519	$355,422	$561,677

Production volumes:
Oil (MBbls)	1,085	967	4,087	3,135
NGLs (MBbls)	700	729	2,820	2,498
Natural gas (MMcf)	12,968	13,204	50,875	48,721

Total (MMcfe)	23,675	23,394	92,315	82,520

Average net production (MMcfe)	257.3	254.3	252.9	226.0

Average sales price (excluding commodity derivatives):
Oil (per Bbl)	$36.98	$41.90	$43.48	$84.97
NGL (per Bbl)	$13.82	$13.84	$15.28	$32.55
Natural gas (per Mcf)	$2.23	$2.80	$2.65	$4.39

Total (per Mcfe)	$3.33	$3.74	$3.85	$6.81

Average unit costs per Mcfe:
Lease operating expense	$1.58	$1.94	$1.82	$1.74
Gathering, processing and transportation	$0.34	$0.37	$0.38	$0.39
Taxes other than income	$0.26	$0.29	$0.28	$0.40
General and administrative expenses	$0.59	$0.59	$0.61	$0.60
Depletion, depreciation, and amortization	$1.90	$2.28	$2.12	$2.25

Selected Financial Data – Unaudited

Balance Sheet Data

	December 31, 2015	December 31, 2014
Total current assets	$340,186	$303,937
Oil and natural gas properties, net	1,946,323	2,470,332
Total assets	2,906,003	3,168,494
Total current liabilities	93,408	152,984
Long-term debt	2,000,579	1,574,147
Total liabilities	2,260,511	1,872,180
Total partners’ equity	645,492	1,290,754
Total non-controlling interest	—	5,560

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA

	For the Three Months Ended		For the Year Ended December 31, 2015
	12/31/2015	9/30/2015	2015	2014
Calculation of Adjusted EBITDA:
Net income (loss)	$73,007	$(191,981)	$(395,491)	$115,614
Interest expense, net	26,749	31,255	114,732	83,550
Income tax expense (benefit)	(574)	(107)	(2,175)	(1,421)
Depreciation, depletion and amortization	44,957	53,305	195,814	185,955
Impairment of oil and gas properties	3,601	361,836	616,784	407,540
Accretion of asset retirement obligations	2,089	1,716	7,125	5,773
(Gains) losses on commodity derivatives	(133,946)	(244,888)	(462,890)	(492,254)
Cash settlements on expired commodity derivatives	75,092	64,480	254,047	13,522
Acquisition related expenses	316	16	1,928	4,363
Unit-based compensation expense	2,910	2,993	10,809	7,874
Provision for environmental remediation	—	—	—	2,852
Insurance recoveries related to environmental remediation	(1,216)	—	(1,216)	—
Exploration costs	54	2,141	2,317	2,750
Non-cash loss on office lease	—	—	—	1,442
Gain on sale of properties	(2,998)	—	(2,998)	—
Loss on settlement of AROs	278	—	1,606	—

Adjusted EBITDA	$90,319	$80,766	$340,392	$337,560

Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	31,179	73,854	216,751	254,273
Changes in working capital	32,027	(20,144)	14,021	(5,669)
Interest expense, net	26,749	31,255	114,732	83,550
Gain (loss) on interest rate swaps	1,954	(3,543)	(4,674)	151
Cash settlements paid (received) on interest rate swaps	752	1,092	4,004	1,829
Amortization of deferred financing fees	(1,683)	(1,259)	(6,058)	(4,227)
Amortization of premium (discount)	(612)	(614)	(2,430)	(1,921)
Exploration costs	54	63	239	790
Provision for environmental remediation	—	—	—	2,852
Insurance recoveries related to environmental remediation	(1,216)	—	(1,216)	—
Non-cash loss on office lease	—	—	—	1,442
Acquisition related expenses	316	16	1,928	4,363
Plugging and abandonment costs	928	—	3,036	—
Current income tax expense (benefit)	(129)	46	59	127

Adjusted EBITDA	$90,319	$80,766	$340,392	$337,560

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Distributable Cash Flow

	12/31/2015	9/30/2015	2015	2014
Net income (loss)	$73,007	$(191,981)	$(395,491)	$115,614
Interest expense, net	26,749	31,255	114,732	83,550
Income tax expense (benefit)	(574)	(107)	(2,175)	(1,421)
Depreciation, depletion and amortization	44,957	53,305	195,814	185,955
Impairment of oil and gas properties	3,601	361,836	616,784	407,540
Accretion of asset retirement obligations	2,089	1,716	7,125	5,773
(Gains) losses on commodity derivatives	(133,946)	(244,888)	(462,890)	(492,254)
Cash settlements on expired commodity derivatives	75,092	64,480	254,047	13,522
Acquisition related expenses	316	16	1,928	4,363
Unit-based compensation expense	2,910	2,993	10,809	7,874
Provision for environmental remediation	—	—	—	2,852
Insurance recoveries related to environmental remediation	(1,216)	—	(1,216)	—
Exploration costs	54	2,141	2,317	2,750
Non-cash loss on office lease	—	—	—	1,442
Gain on sale of properties	(2,998)	—	(2,998)	—
Loss on settlement of AROs	278	—	1,606	—

Adjusted EBITDA	$90,319	$80,766	$340,392	$337,560

Less: Cash interest expense	27,647	26,815	107,553	82,224
Less: Estimated maintenance capital expense	27,740	26,538	107,354	89,617
Less: Adjusted EBITDA prior to effective date of common control transactions	—	—	—	27,660

Total Distributable cash flow	34,932	27,413	125,485	138,059
Less: Distribution to GP	9	26	185	255
Less: Distribution to NGP IDRs	—	—	55	96

Distributable cash flow available to Limited Partners	$34,923	$27,387	$125,245	$137,708

Cash distribution to limited partners	$8,291	$24,879	$125,316	$167,015

Distribution coverage ratio	4.21x	1.10x	1.00x	0.82x

Contact

Memorial Production Partners LP

Ronnetta Eaton – Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com